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                                                               Exhibit (a)(1)(F)


[GEAC LOGO]                                                      NEWS RELEASE
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                 GEAC COMMENCES TENDER OFFER TO ACQUIRE COMSHARE

MARKHAM, ON AND SOUTHBOROUGH, MA - JULY 1, 2003 - Geac Computer Corporation Limited (TSX: GAC), a global enterprise software company for business performance management, today announced that it has commenced, through its indirect, wholly owned subsidiary Conductor Acquisition Corp., a cash tender offer to purchase all of the outstanding shares of common stock of Comshare, Incorporated (Nasdaq: CSRE), a leading provider of corporate performance management software.

The tender offer is being made pursuant to the previously announced definitive merger agreement between Geac and Comshare dated as of June 22, 2003. Comshare shareholders will receive US $4.60 in cash for each share of Comshare common stock tendered. Comshare's Board of Directors has unanimously approved the transaction and agreed to recommend that its shareholders accept it. The holders of approximately 15% of Comshare's outstanding common stock, including Dennis Ganster, Comshare's Chief Executive Officer, Codec Systems Limited and Anthony Stafford, have agreed to support the transaction and to tender their shares to Geac.

Geac today has filed with the Securities and Exchange Commission a tender offer statement on Schedule TO setting forth in detail the terms of the tender offer, and Comshare has filed with the Commission a solicitation/recommendation statement on Schedule 14D-9 setting forth the conclusion of Comshare's Board of Directors that the tender offer and the merger described in the merger agreement are fair to and in the best interests of Comshare's shareholders, and the recommendation of the Comshare Board of Directors that Comshare shareholders accept the offer and tender their shares pursuant to the offer.

The tender offer will expire at 12:00 midnight on July 30, 2003, unless extended in accordance with the merger agreement and the applicable regulations of the Securities and Exchange Commission. The offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration date of the offer shares of Comshare common stock representing
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not less than a majority of Comshare's total outstanding shares, calculated on a fully diluted basis. The tender offer is expected to be consummated by August 2003, and, assuming at least 90% of Comshare's outstanding common stock is tendered, the merger will close immediately thereafter. The transaction is subject to regulatory clearance, approval by Comshare's stockholders (if less than 90% of Comshare's outstanding shares are acquired by Geac in the tender offer) and other customary closing conditions.

ABOUT COMSHARE, INCORPORATED

Comshare, Incorporated is a leading provider of software that helps companies implement and execute strategy. Comshare's corporate performance management application encompasses planning, budgeting, forecasting, financial consolidation, management reporting, and analysis. In business for over 35 years, Comshare is one of the top independent software companies, with Fortune 500 and Financial Times Top 1000 customers around the world. Comshare is a Business Objects partner, a Siebel Software Partner, and a Microsoft Gold Certified Partner for Business Intelligence and Software. For more information on Comshare, call 1-800-922-7979, send email to info@comshare.com or visit Comshare's website at www.comshare.com.

ABOUT GEAC

Geac (TSX: GAC) is a global enterprise software company for business performance management, providing customers worldwide with the core financial and operational solutions and services to improve their business performance in real time. Further information is available at http://www.geac.com or through e-mail at info@geac.com.

All Geac products and services referred to herein are the registered trademarks or trademarks of Geac Computer Corporation Limited or its subsidiaries. All other brand or product names are registered trademarks or trademarks of their respective holders.

ADDITIONAL INFORMATION

Geac has filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, and will mail to Comshare stockholders, the Offer to Purchase and related documents. Comshare has filed with the Commission, and will mail to Comshare stockholders, a solicitation/recommendation statement on
Schedule 14D-9. Comshare stockholders are advised to read Geac's tender offer statement and Comshare's solicitation/recommendation statement because they will contain important information about Geac, Comshare, the tender offer and the merger. Comshare stockholders may obtain free copies of these statements from the Securities and Exchange Commission's website at www.sec.gov, or by contacting Geac Investor Relations at 905-475-0525 x3325 or investor@geac.com or Comshare Investor Relations at 734-994-4800 or bjarzynski@comshare.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that are based on current expectations, including statements regarding the timing of the consummation of the tender offer and merger. These forward-looking statements entail various risks or uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Important factors that could cause such differences include the timing of completion of the regulatory review process, the


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possibility that approval of Comshare's stockholders may be required and, if required, may not be obtained or may be delayed, the possibility that other closing conditions in the merger agreement may not be satisfied, and other risks and uncertainties described under the heading "Risk Factors" in Geac's Registration Statement on Form F-4, No. 333-103019, filed with the United States Securities and Exchange Commission (copies of which are available through the website maintained by the Commission at www.sec.gov and through the website maintained by the Canadian Depository for Securities Limited at www.sedar.com), and under the heading "Safe Harbor Statement" in Comshare's Quarterly Report on Form 10-Q for the three months ended March 31, 2003, filed with the Commission (copies of which are available at www.sec.gov).

CONTACT INFORMATION:

PAUL D. BIRCH                                   DAN MARTIN
PRESIDENT AND CHIEF EXECUTIVE OFFICER           PROGRAM SUPERVISOR
GEAC                                            MILLER CONSULTING GROUP
508.871.5000                                    617.262.1800 X223
PAUL.BIRCH@GEAC.COM                             DAN@MILLERGRP.COM


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